Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "DECISIONPOINT SYSTEMS, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF OCTOBER, A.D. 2016, AT 7:11 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4996844 8100
SR# 20166216157

Authentication: 203190956
Date: 10-19-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:11 PM 10/14/2016
FILED 07:11 PM 10/14/2016
SR 20166216157 - File Number 4996844

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DECISIONPOINT SYSTEMS, INC.

DecisionPoint Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation (the "Corporation") is DecisionPoint Systems, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 14, 2011, and was amended on October 4, 2016 to effect a reverse split of the Corporation's common stock on a 500-for-1 basis.

B. The Corporation's Certificates of Designation for its Series A, B, D and E Convertible Preferred Stock were filed with the Secretary of State of the State of Delaware on July 15, 2011 (as amended on December 20, 2012 and November 12, 2013), July 15, 2011 (as amended on December 20, 2012 and November 12, 2013), December 20, 2012 and November 12, 2013, respectively, and were subsequently amended pursuant to an amendment to the Certificate of Incorporation dated October 6, 2016 to provide for the immediate automatic conversion to Common Stock of all outstanding shares of preferred stock.

C. The Corporation's Certificate of Designation for its Series C Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on July 1, 2011, as amended on October 10, 2012 and November 16, 2012. All shares of Series C Convertible Preferred Stock were redeemed as of December 20, 2012.

D. This First Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the consent of Corporation's Board of Directors in accordance with Sections 141, 242 and 245 of the Delaware General Corporation Law and by the consent of the Corporation's stockholders in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

E. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is DecisionPoint Systems, Inc. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the "DGCL").

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 60,000,000, of which 50,000,000 shall be Common Stock, par value $0.001 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers,

full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of the Certificate of Incorporation, as amended from time to time, and to any bylaws made from time to time by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely

affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of any trustee or trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this First Amended and Restated Certificate of Incorporation this 11th day of October, 2016.

DECISIONPOINT SYSTEMS, INC.

By: ______________________
Name: Michael Roe
Title: Chief Financial Officer